Exhibit 3-a

                          CERTIFICATE OF INCORPORATION
                                       OF
                              GS CARBON CORPORATION

     The undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware ("DGCL"), executes this Certificate of Incorporation and hereby certifies as follows:

     FIRST: The name of the corporation shall be: GS Carbon Corporation (the "Corporation").

     SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Corporation.

     THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH:

     (A) The Corporation is authorized to issue Two Billion, Five Hundred and Five Million (2,505,000,000) shares of capital stock, consisting of Two Billion, Five Hundred Million (2,500,000,000) shares of Common Stock, par value $.0001 per share, One Hundred Thousand (100,000) shares of Series A Preferred Stock, $.0001 per share, One Hundred Thousand (100,000) shares of Series B Preferred Stock, $.0001 per share, and Four Million, Eight Hundred Thousand (4,800,000) shares of Preferred Stock, par value $0001 per share, The board of directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of preferred stock in one or more series, and by filing a certificate pursuant to ss.151 of the DGCL, as amended and supplemented from time to time, to establish the number of shares to be included in each such series and to fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the board shall include, but not be limited to, the power to provide for the issuance of shares of any series of preferred stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

     (B) The Series A Preferred Stock shall have the following preferences, rights, qualifications, limitations and restrictions:

          1. Liquidation Rights. The holders of the Series A Preferred Stock shall have liquidation rights as follows (the "Liquidation Rights"):

               (i) Payments. In the event of any liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $.01 per share, and no more, before any payment or distribution is made to the holders of the Corporation's Common Stock. But the holders of Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preference amount of any series or class of the Corporation's stock hereafter issued that ranks senior as to liquidation rights to the Series A Preferred Stock ("Senior Liquidation Stock") has been paid in full. The holders of Preferred Stock of all other series or classes of the Corporation's Preferred Stock hereafter issued that rank on a parity as to liquidation rights with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

               (ii) Corporate Action.  Neither a consolidation,  merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

          2. Conversion. The holders of the Series A Preferred Stock shall not have conversion rights.

          3. Voting Rights. The holders of the Series A Preferred Stock shall have twelve (12) votes per share of Series A Preferred Stock, and shall be entitled to vote on any and all matters brought to a vote of stockholders of Common Stock. Holders of Series A Preferred Stock shall be entitled to notice of all stockholder meetings with respect to which they would be entitled to vote, as required by and in accordance with the provisions of the Corporation's Bylaws and the DGCL.

          4. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

               (i) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely such Preferred Stock;

               (ii) Create any Senior  Liquidation  Stock (as defined in Section
                    1, above); or

               (iii) Do any act or thing not authorized or  contemplated by this designation with respect to the Series A Preferred Stock which would result in taxation of the holders of such shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          5. Redemption of Stock. The Series A Preferred Stock shall not be subject to redemption by the Corporation.

          6. Amendments. Subject to Section 4 above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock may be amended from time to time by resolution of the Board of Directors.


     (C) The Series B Preferred Stock shall have the following preferences, rights, qualifications, limitations and restrictions:

          1. Voting. The holders of the Series B Preferred Stock shall have the following voting rights: Each share of Series B Preferred Stock shall entitle the holder thereof, on all matters submitted to a vote of the stockholders of the Corporation, to that number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series B
               Preferred Stock are convertible on the record date for the stockholder action.

          2. Dividends. In the event that the Corporation's Board of Directors declares a dividend payable to holders of any class of stock, each holder of shares of Series B Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation's Common Stock into which that holder's Series B Preferred Stock could be converted on the record date for the dividend.

          3. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of Common Stock but after payment of distributions payable to the holders of the Series A Preferred Stock, the sum of one tenth of One Cent ($0.001) per share, after which the holders of Series B Preferred Stock shall share in the distribution with the holders of the Common Stock on a pari passu basis, except that in determining the appropriate distribution of available cash among the shareholders, each share of Series B Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation's Common Stock into which that holder's Series B Preferred Stock could be converted on the record date for the distribution.

          4. Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series B Preferred Stock may, at any time, at the option of the holder thereof, be converted into fully paid and nonassessable shares of Common Stock (a "Conversion"). If the date of a Conversion ("Conversion Date," as further defined in Section (ii) A, below) is on or prior to December 31, 2008, then the number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon the Conversion shall equal the sum of (a) the product obtained by
               (A) multiplying the number of Fully-Diluted Common Shares by four
               (4), then (B) multiplying the result by a fraction, the numerator of which will be the number of shares of Series B Preferred Stock being converted and the denominator of which will be the number of issued and outstanding shares of Series B Preferred Stock, less (b) the number of shares of Common Stock beneficially owned by the holder prior to the Conversion, including Common Stock issuable on conversion of any convertible securities beneficially owned by the holder. If the Conversion Date is after December 31, 2008, then the number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon a Conversion shall equal the number to which it would have been entitled if the Conversion occurred on December 31, 2008. The term "Fully-Diluted Common Shares" means the sum of the outstanding Common Stock plus all shares of Common Stock that would be outstanding if all securities that could be converted into Common Stock without additional consideration were converted on the Conversion Date, but shall not include Common Stock issuable on conversion of the Series B Preferred Stock.

               (i) Conversion Notice. The holder of a share of Series B Preferred Stock ("Holder") may exercise its conversion right by giving a written conversion notice (the "Conversion Notice") (A) by facsimile to the Corporation confirmed by a telephone call or (B) by overnight delivery service, with a copy by facsimile to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time (the "Transfer Agent") and to its counsel, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of the Holder's Series B Preferred Stock, the Holder shall also surrender the certificate for its Series B Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation which it may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

               (ii) Issuance of Certificates; Time Conversion Effected.

                    A. Promptly, but in no event more than three (3) "Trading Days," (defined herein as a day on which the New York Stock Exchange is open for the trading of securities) after the receipt of the Conversion Notice referred to in Subsection 5 (i) and surrender of the Series B Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series B Preferred Stock has been converted. In the alternative, if the Corporation's Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation. Such Conversion shall be deemed to have been effected, and the "Conversion Date" shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Series B Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such Conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

                    B. The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days after the Conversion Date could result in economic loss to the Holder of the Series B Preferred Stock. As compensation to the Holder for such loss, the Corporation agrees to pay the Holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies that may be available to the Holder, if the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days after the Conversion Date, the Holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation. Upon delivery of such notice of revocation, the Corporation and the Holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice, except that the Holder shall retain the right to receive the actual cost of any "buy-in."

               (iii) Fractional  Shares. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any Conversion. All shares of Common Stock (including fractions thereof) issuable upon a Conversion of shares of Series B Preferred Stock by the Holder shall be aggregated for purposes of determining whether the Conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

               (iv) Reorganization,  Reclassification,  Consolidation, Merger or
                    Sale.      Any       recapitalization,       reorganization,
                    reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of its Series B Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had this Series B Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing of conversions). In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to the Holder's rights and interests to insure that the provisions of this Section 4 (iv) will thereafter be applicable to the Series B Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a more than sixty-six and two-thirds percent (66-2/3%) of Series B Preferred Stock then outstanding), the obligation to deliver to each holder of Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     5. Vote to Change the Terms of or Issue Series B Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred Stock shall be required for (i) any change to the Corporation's Certificate of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series B Preferred Stock, or (ii) any issuance of additional shares of Series B Preferred Stock.

     6.   Notices. In case at any time:

          (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

          (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

          (iii) there shall be any Organic Change;

          then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series B Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Organic Change and
          (ii) in the case of any such Organic Change, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause
          (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

     7. Record Owner. The Corporation may deem the person in whose name shares of Series B Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series B Preferred Stock for the purposes of conversion or redemption and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising hereunder to the extent of the sum or sums so paid or the conversion so made.

     FIFTH: The incorporator is Jennifer N. Boyd, whose mailing address is Jennifer N. Boyd, LLC, 82 Noroton Avenue, Darien, Connecticut 06820.

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws, subject to the power of the stockholders of the Corporation to amend or repeal any bylaw whether adopted by them or otherwise.

     SEVENTH: To the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under ss. 174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article SEVENTH, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

     Any amendment, repeal or modification of this Article SEVENTH or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH by the stockholders of the corporation shall not apply to or adversely affect any right or protection of a director of the corporation occurring prior to the time of such amendment, repeal, modification or adoption.

     EIGHTH: The corporation shall indemnify its directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by ss. 145 of the DGCL. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by ss. 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

     Any amendment, repeal or modification of the foregoing provision of this Article EIGHTH shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

     NINTH: The name and address of the person who shall be the sole initial director of the corporation is as follows:

                  Kevin Kreisler
                  One Penn Plaza, Suite 1612
                  New York, NY  10119

     IN WITNESS WHEREOF, the undersigned incorporator has executed, signed and acknowledged this certificate of incorporation on this 22nd day of November, 2006.


                         /s/ Jennifer N. Boyd
                             ----------------------------------
                             Jennifer N. Boyd, Incorporator